Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. on Form S-4 of our report dated October 2, 2009 related to the consolidated balance sheets of Birds Eye Foods, Inc. (a wholly-owned subsidiary of Birds Eye Holdings LLC) and subsidiaries as of June 28, 2008 and June 27, 2009 and the related consolidated statements of operations and comprehensive (loss)/income, cash flows and stockholder’s deficit for each of the three fiscal years in the period ended June 27, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”) appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York

October 5, 2010